FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge
Senior Director of Investor Relations

650-808-6551

CoTherix, Inc. Reports Third Quarter Results

South San Francisco, Calif., November 10, 2004. CoTherix, Inc. (Nasdaq: CTRX) today reported recent highlights and financial results for the third quarter ended September 30, 2004.

Recent Highlights:

  Obtained U.S. Food and Drug Administration (FDA) priority review of New Drug Application (NDA) and received orphan drug designation for Ventavis™ (iloprost) Inhalation Solution, CoTherix's lead product candidate for the treatment of pulmonary arterial hypertension (PAH).

  Completed enrollment of STEP clinical study, which is designed to evaluate the safety of using Ventavis in combination with bosentan for patients with PAH.

  Raised net proceeds of approximately $25.4 million through an initial public offering.

"We were pleased to successfully complete our initial public offering, which provides us with sufficient resources to achieve our near-term goals," said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. "We are now actively preparing for our next regulatory milestone and look forward to hearing a decision from the FDA regarding the Ventavis NDA by the end of the year."

During the quarter ended September 30, 2004, operating expenses increased to $13.7 million, compared to $1.2 million for the same period in 2003. The increase was primarily due to a $7.0 million milestone payment to Schering AG upon the FDA's acceptance of the Ventavis NDA filing and costs related to infrastructure growth to support the development of Ventavis, including costs associated with regulatory, pre-marketing and clinical activities. For the third quarter of 2004, the net loss was $13.6 million, or a pro forma loss of $1.00 per share, versus a net loss of $2.6 million, or a pro forma loss of $0.86 per share in the same period in 2003.

As of September 30, 2004, CoTherix had cash and cash equivalents of $21.2 million. Additionally, in October the Company completed its initial public offering with net proceeds of approximately $25.4 million from the sale of 5.0 million shares of common stock. The Company had 19,641,711 shares outstanding after the completion of the offering.

About CoTherix, Inc.

CoTherix Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's lead product candidate, Ventavis™, is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix is developing Ventavis for the treatment of pulmonary arterial hypertension, a highly debilitating disease characterized by severe constriction of the blood vessels of the lungs. Ventavis is currently marketed in various European countries and Australia by Schering AG. CoTherix licensed the exclusive U.S. rights to Ventavis from Schering AG in October 2003. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, intentions or strategies, including our expectations regarding FDA regulatory matters and product approvals. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. The results of initial clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We can not guarantee that data collected from clinical trials of any product candidate will be sufficient to support FDA or other regulatory approval. We are at an early stage of development and may not ever have any products that generate revenue. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors" section of our Registration Statement on Form S-1 filed on October 15, 2004.

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CoTherix, Inc.
Condensed Statements of Operations
(All amounts in thousands, except share and per share amounts)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Grant revenue	$ -	$ -	$ -	$ 15

Operating expenses:
Research and development	3,897	486	12,403	1,450
General and administrative	1,671	681	5,448	1,520
Acquired product rights	7,000	-	7,150	815
Amortization of employee stock-based compensation	1,125	-	6,584	-
Total operating expenses	13,693	1,167	31,585	3,785

Loss from operations	(13,693)	(1,167)	(31,585)	(3,770)
Interest income and (expense), net	96	(468)	267	(498)

Net loss	(13,597)	(1,635)	(31,318)	(4,268)

Accretion to redemption value of
redeemable convertible preferred stock	(19)	-	(56)	-

Deemed dividend upon issuance of
Series C redeemable convertible
preferred stock	-	(995)	(24,987)	(2,657)

Net loss attributable to common stockholders	$ (13,616)	$ (2,630)	$ (56,361)	$ (6,925)

Pro forma basic and diluted net loss per share	($1.00)	($0.86)	($4.26)	($2.25)

Shares used to compute pro forma
basic and diluted net loss per share (1)	13,599,568	3,073,725	13,235,929	3,073,748

(1) The pro forma basic and diluted per share amounts give effect to the automatic conversion of our outstanding convertible preferred stock into common stock as of the original date of issuance of the preferred stock.

CoTherix, Inc.
Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$ 21,168	$ 20,549
Prepaids and other current assets	2,910	630
Total current assets	24,078	21,179

Restricted cash	196	53
Property and equipment, net	904	111
Total assets	$ 25,178	$ 21,343

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities	$ 4,147	$ 1,101
Long-term liabilities	64	-
Redeemable convertible preferred stock	65,334	40,291
Stockholders' (deficit)	(44,367)	(20,049)

Total liabilities and stockholders' (deficit)	$ 25,178	$ 21,343

(1) Derived from audited financial statements at that date.